EXHIBIT 99.1
AAM Reports Fourth Quarter and Full Year 2021 Financial Results

AAM Announces $700 million Backlog With a Significant Increase in Electrification Mix

DETROIT, February 11, 2022 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the fourth quarter and full year 2021. AAM also provided its full year 2022 financial outlook and 2022-2024 new business backlog.
Fourth Quarter 2021 Results
•Sales of $1.24 billion
•Net loss attributable to AAM of $(46.3) million, or (3.7)% of sales, which includes the impact of a non-cash pre-tax pension settlement charge of $42.3 million
•Adjusted EBITDA of $164.6 million, or 13.3% of sales
•Diluted loss per share of $(0.41); Adjusted loss per share of $(0.09)
•Net cash provided by operating activities of $102.4 million; Adjusted free cash flow of $43.6 million
Full Year 2021 Results
•Sales of $5.16 billion
•Net income attributable to AAM of $5.9 million, or 0.1% of sales
•Adjusted EBITDA of $833.3 million, or 16.2% of sales
•Diluted earnings per share of $0.05; Adjusted earnings per share of $0.93
•Net cash provided by operating activities of $538.4 million; Adjusted free cash flow of $422.9 million

"AAM delivered strong operational performance in 2021 while generating a company record adjusted free cash flow,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch. “These results demonstrate our focus on efficiency and optimization despite ongoing production volatility. In the pivot to electrification, AAM continues to bring the future faster with industry-leading electric drive technology and future electrification business awards that comprise approximately one-third of our new business backlog."

AAM's sales in the fourth quarter of 2021 were $1.24 billion as compared to $1.44 billion in the fourth quarter of 2020. AAM estimates sales for the fourth quarter of 2021 were unfavorably impacted by the semiconductor chip shortage that is impacting the automotive industry by approximately $137 million.

AAM's sales for full year 2021 were $5.16 billion as compared to $4.71 billion for full year 2020. AAM estimates sales for the full year 2021 were unfavorably impacted by the semiconductor shortage by approximately $607 million.

AAM's net loss in the fourth quarter of 2021 was $(46.3) million, or $(0.41) per share, as compared to a net income of $36.0 million, or $0.30 per share in the fourth quarter of 2020. AAM's net income for full year 2021 was $5.9 million, or $0.05 per share, as compared to a net loss of $(561.3) million, or $(4.96) per share, for full year 2020.

AAM defines Adjusted earnings (loss) per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of business, impairment charges, pension settlements, certain accelerated depreciation, unrealized gains or losses on equity securities and non-recurring items, including the tax effect thereon. Adjusted loss per share in the fourth quarter of 2021 was $(0.09) compared to Adjusted earnings per share of $0.51 in the fourth quarter of 2020. Adjusted earnings per share for full year 2021 were $0.93 compared to a loss of $0.14 for full year 2020.

AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of business, impairment charges, pension settlements, unrealized gains or losses on equity securities and non-recurring items. In the fourth quarter of 2021, Adjusted EBITDA was $164.6 million, or 13.3% of sales, as compared to $261.5 million, or 18.2% of sales, in the fourth quarter of 2020. AAM estimates Adjusted EBITDA in the fourth quarter of 2021 was unfavorably impacted by lower sales as a result of the semiconductor shortage by approximately $39 million.

For full year 2021, AAM's Adjusted EBITDA was $833.3 million, or 16.2% of sales, as compared to $719.8 million, or 15.3% of sales, in 2020. AAM estimates Adjusted EBITDA for the full year 2021 was unfavorably impacted by lower sales as a result of the semiconductor chip shortage by approximately $188 million.

AAM's net cash provided by operating activities for the fourth quarter of 2021 was $102.4 million as compared to $208.3 million for the fourth quarter of 2020. AAM's net cash provided by operating activities for full year 2021 was $538.4 million as compared to $454.7 million for full year 2020.

AAM defines free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs, and cash payments related to the Malvern fire, including payments for capital expenditures, net of recoveries. AAM's adjusted free cash flow for the fourth quarter of 2021 was $43.6 million as compared to $172.7 million for the fourth quarter of 2020. AAM's Adjusted free cash flow for full year 2021 was $422.9 million as compared to $311.4 million for full year 2020.

AAM's 2022 Financial Outlook
AAM's full year 2022 financial targets are as follows:
•AAM is targeting sales in the range of $5.6 - $5.9 billion, which includes an additional $150 - $200 million increase in index-related metal market customer pass-throughs and foreign currency versus 2021
•AAM is targeting Adjusted EBITDA in the range of $800 - $875 million
◦Reflects the impact of increased R&D spending to support new programs and electrification growth opportunities
•AAM is targeting Adjusted free cash flow in the range of $300 - $375 million; this target assumes capital spending of approximately 3.5% - 4.0% of sales

These targets are based on the following assumptions for 2022:
•North American light vehicle production of approximately 14.8 - 15.2 million units
•Current customer production and launch schedules and operating environment

AAM's 2022-2024 New Business Backlog
AAM’s gross new and incremental business backlog launching from 2022 - 2024 is estimated at approximately $700 million in future annual sales. AAM expects the launch cadence of the three-year backlog to be approximately $175 million in 2022, $325 million in 2023 and $200 million in 2024. Electrification mix approximates 35% of AAM's new business backlog versus 15% in the prior backlog (2021-2023).

Fourth Quarter 2021 Conference Call Information
A conference call to review AAM's fourth quarter results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 883-0383 from the United States or (412) 902-6506 from outside the United States with access code 6602864. A replay will be available one hour after the call is complete until February 18, 2022 by dialing (877) 344-7529 from the United States or (412) 317-0088 from outside the United States. When prompted, callers should enter replay access code 7323464.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Certain of the forward-looking financial measures included in this earnings release are provided on a non-GAAP basis. A reconciliation of non-GAAP forward-looking financial measures to the most directly comparable forward-looking financial measures calculated and presented in accordance with GAAP has been provided. The amounts in these reconciliations are based on our current estimates and actual results may differ materially from these forward-looking estimates for many reasons, including potential event driven transactional and other non-core operating items and their related effects in any future period, the magnitude of which may be significant.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
As a leading global Tier 1 Automotive and Mobility Supplier, AAM (NYSE: AXL) designs, engineers and manufactures Driveline and Metal Forming technologies to support electric, hybrid and internal combustion vehicles. Headquartered in Detroit with nearly 80 facilities in 17 countries, AAM is bringing the future faster for a safer and more sustainable future. To learn more, visit aam.com.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: significant disruptions in production, sales and/or supply as a result of public health crises, including pandemic or epidemic illness such as COVID-19, or otherwise; global economic conditions; reduced purchases of our products by General Motors Company (GM), Stellantis N.V. (Stellantis), Ford Motor Company (Ford) or other customers; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM, Stellantis and Ford); risks inherent in our global operations (including tariffs and the potential consequences thereof to us, our suppliers, and our customers and their suppliers, adverse changes in trade agreements, such as the United States-Mexico-Canada Agreement (USMCA), such as the United States-Mexico-Canada Agreement (USMCA), immigration policies, political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); supply shortages, such as the semiconductor shortage that the automotive industry is currently experiencing, labor shortages, including increased labor costs, or price increases in raw material and/or freight, utilities or other operating supplies for us or our customers as a result of pandemics, natural disasters or otherwise; a significant disruption in operations at one or more of our key manufacturing facilities; negative or unexpected tax consequences; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; an impairment of our goodwill, other intangible assets, or long-lived assets if our business or market conditions indicate that the carrying values of those assets exceed their fair values; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; risks of environmental issues, including impacts of climate-related events, that could result in unforeseen issues or costs at our facilities, or risks of noncompliance with environmental laws and regulations, including reputational damage; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to realize the expected revenues from our new and incremental business backlog; price volatility in, or reduced availability of, fuel; our ability to protect our intellectual property and successfully defend against assertions made against us; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products; our ability or our customers' and suppliers' ability to comply with regulatory requirements and the potential costs of such compliance; changes in liabilities arising from pension and other postretirement benefit obligations; our ability to attract and retain qualified personnel in key positions and functions; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #

For more information:
Investor Contact
David H. Lim
Head of Investor Relations
(313) 758-2006
david.lim@aam.com

Media Contact
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions, except per share data)

Net sales	$1,235.1	$1,437.9	$5,156.6	$4,710.8

Cost of goods sold	1,095.1	1,201.4	4,433.9	4,128.1

Gross profit	140.0	236.5	722.7	582.7

Selling, general and administrative expenses	77.5	83.3	344.2	313.9

Amortization of intangible assets	21.5	21.6	85.8	86.6

Impairment charges	—	—	—	510.0

Restructuring and acquisition-related costs	8.6	28.6	49.4	67.2

Loss on sale of business	—	—	2.7	1.0

Operating income (loss)	32.4	103.0	240.6	(396.0)

Interest expense	(44.5)	(52.3)	(195.2)	(212.3)

Interest income	2.7	2.4	10.9	11.6

Other income (expense):
Debt refinancing and redemption costs	—	(1.2)	(34.0)	(7.9)
Pension settlement charge	(42.3)	(0.5)	(42.3)	(0.5)
Unrealized gain on equity securities	5.0	—	24.4	—
Other expense, net	(1.9)	(1.4)	(3.2)	(5.2)

Income (loss) before income taxes	(48.6)	50.0	1.2	(610.3)

Income tax expense (benefit)	(2.3)	13.9	(4.7)	(49.2)

Net income (loss)	(46.3)	36.1	5.9	(561.1)

Net income attributable to noncontrolling interests	—	(0.1)	—	(0.2)

Net income (loss) attributable to AAM	$(46.3)	$36.0	$5.9	$(561.3)

Diluted earnings (loss) per share	$(0.41)	$0.30	$0.05	$(4.96)

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2021	December 31, 2020
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$530.2	$557.0
Accounts receivable, net	762.8	793.2
Inventories, net	410.4	323.2
Prepaid expenses and other	152.6	203.6
Total current assets	1,856.0	1,877.0

Property, plant and equipment, net	1,996.1	2,163.8
Deferred income taxes	121.1	107.8
Goodwill	183.8	185.7
Other intangible assets, net	697.2	780.7
GM postretirement cost sharing asset	201.1	237.0
Operating lease right-of-use asset	123.7	116.6
Other assets and deferred charges	456.7	447.7
Total assets	$5,635.7	$5,916.3

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term debt	$18.8	$13.7
Accounts payable	612.8	578.9
Accrued compensation and benefits	195.2	170.9
Deferred revenue	28.1	23.4
Current portion of operating lease liabilities	24.6	22.6
Accrued expenses and other	160.4	169.8
Total current liabilities	1,039.9	979.3

Long-term debt	3,085.7	3,441.3
Deferred revenue	94.8	91.0
Deferred income taxes	13.5	13.2
Long-term portion of operating lease liabilities	99.9	94.4
Postretirement benefits and other long-term liabilities	844.1	923.9
Total liabilities	5,177.9	5,543.1

Total AAM stockholders' equity	457.8	370.5
Noncontrolling interests in subsidiaries	—	2.7
Total stockholders' equity	457.8	373.2
Total liabilities and stockholders' equity	$5,635.7	$5,916.3

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)
Operating activities
Net income (loss)	$(46.3)	$36.1	$5.9	$(561.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	123.1	128.2	544.3	521.9
Impairment charges	—	—	—	510.0
Other	25.6	44.0	(11.8)	(16.1)
Net cash provided by operating activities	102.4	208.3	538.4	454.7

Investing activities
Purchases of property, plant and equipment	(65.4)	(69.3)	(181.2)	(215.6)
Proceeds from sale of property, plant and equipment	0.2	0.1	2.0	1.7
Acquisition of business, net of cash acquired	—	—	(4.9)	—
Proceeds (payments) from sale of business, net of cash divested	0.1	—	1.0	(4.4)
Other	(1.1)	—	22.0	(0.1)
Net cash used in investing activities	(66.2)	(69.2)	(161.1)	(218.4)

Financing activities
Net debt activity	(5.7)	(125.9)	(392.1)	(210.2)
Other	(1.5)	(1.0)	(9.3)	(4.3)
Net cash used in financing activities	(7.2)	(126.9)	(401.4)	(214.5)

Effect of exchange rate changes on cash	0.5	7.5	(2.7)	3.2

Net increase (decrease) in cash and cash equivalents	29.5	19.7	(26.8)	25.0

Cash and cash equivalents at beginning of year	500.7	537.3	557.0	532.0

Cash and cash equivalents at end of year	$530.2	$557.0	$530.2	$557.0

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)

Net income (loss)	$(46.3)	$36.1	$5.9	$(561.1)
Interest expense	44.5	52.3	195.2	212.3
Income tax expense (benefit)	(2.3)	13.9	(4.7)	(49.2)
Depreciation and amortization	123.1	128.2	544.3	521.9
EBITDA	119.0	230.5	740.7	123.9
Restructuring and acquisition-related costs	8.6	28.6	49.4	67.2
Debt refinancing and redemption costs	—	1.2	34.0	7.9
Loss on sale of business	—	—	2.7	1.0
Impairment charges	—	—	—	510.0
Unrealized gain on equity securities	(5.0)	—	(24.4)	—
Pension settlements	42.3	0.5	42.3	0.5
Non-recurring items:
Malvern fire charges, net of recoveries	(0.3)	0.7	(11.4)	9.3
Adjusted EBITDA	$164.6	$261.5	$833.3	$719.8
Adjusted earnings (loss) per share(b)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
Diluted earnings (loss) per share	$(0.41)	$0.30	$0.05	$(4.96)
Restructuring and acquisition-related costs	0.08	0.24	0.42	0.60
Debt refinancing and redemption costs	—	0.01	0.29	0.07
Loss on sale of business	—	—	0.02	0.01
Impairment charges	—	—	—	4.51
Unrealized gain on equity securities	(0.04)	—	(0.21)	—
Pension settlements	0.36	0.01	0.36	0.01
Accelerated depreciation(c)	—	—	0.27	—
Non-recurring items:
Malvern fire charges, net of recoveries	—	0.01	(0.10)	0.08
Tax adjustments related to the CARES Act	—	—	—	(0.07)
Adjustments to liability for unrecognized tax benefits	—	—	—	(0.06)
Other	—	—	—	0.14
Tax effect of adjustments	(0.08)	(0.06)	(0.17)	(0.19)
Adjusted earnings (loss) per share	$(0.09)	$0.51	$0.93	$0.14
Adjusted earnings (loss) per share are based on weighted average diluted shares outstanding of 114.1 million and 118.4 million for the three months ended on December 31, 2021 and 2020 respectively, and 118.7 million and 117.9 million for the twelve months ended on December 31, 2021 and 2020, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free cash flow and Adjusted free cash flow(d)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)
Net cash provided by operating activities	$102.4	$208.3	$538.4	$454.7
Capital expenditures net of proceeds from the sale of property, plant and equipment	(65.2)	(69.2)	(179.2)	(213.9)
Free cash flow	37.2	$139.1	359.2	240.8
Cash payments for restructuring and acquisition-related costs	9.8	33.6	57.7	70.6
Cash payments related to the Malvern fire net of recoveries	(3.4)	—	6.0	—
Adjusted free cash flow	$43.6	$172.7	$422.9	$311.4

Segment Financial Information

In the first quarter of 2021, we completed a reorganization of our segments, which included moving certain locations that were previously reported under our Driveline segment to our Metal Forming segment in order to better align our product and process technologies. The amounts in the tables below for the three and twelve months ended December 31, 2020 have been retrospectively recast to reflect this reorganization.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2021	2020	2021	2020
	(in millions)
Segment Sales
Driveline	$913.0	$1,028.8	$3,744.9	$3,375.5
Metal Forming	410.1	504.3	1,762.2	1,652.0
Total Sales	1,323.1	1,533.1	5,507.1	5,027.5
Intersegment Sales	(88.0)	(95.2)	(350.5)	(316.7)
Net External Sales	$1,235.1	$1,437.9	$5,156.6	$4,710.8

Segment Adjusted EBITDA(a)
Driveline	$127.5	$165.8	$577.7	$474.8
Metal Forming	37.1	95.7	255.6	245.0
Total Segment Adjusted EBITDA	$164.6	$261.5	$833.3	$719.8

Full Year 2022 Financial Outlook

	Adjusted EBITDA
	Low End	High End
	(in millions)
Net income	$75	$135
Interest expense	180	180
Income tax expense	20	35
Depreciation and amortization	500	500
Full year 2022 targeted EBITDA	775	850
Restructuring and acquisition-related costs	25	25
Full year 2022 targeted Adjusted EBITDA	$800	$875

	Adjusted Free Cash Flow
	Low End	High End
	(in millions)
Net cash provided by operating activities	$490	$565
Capital expenditures net of proceeds from the sale of property, plant and equipment	(215)	(215)
Full year 2022 targeted Free Cash Flow	275	350
Cash payments for restructuring and acquisition-related costs	25	25
Full year 2022 targeted Adjusted Free Cash Flow	$300	$375

___________
(a)We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of a business, impairment charges, pension settlements, unrealized gains or losses on equity securities and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. EBITDA and Adjusted EBITDA are also key metrics used in our calculation of incentive compensation. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)We define Adjusted earnings (loss) per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of a business, impairment charges, pension settlements, certain accelerated depreciation, unrealized gains or losses on equity securities and non-recurring items, including the tax effect thereon. We believe Adjusted earnings (loss) per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings (loss) per share differently.

(c)    In the first quarter of 2021, one of our largest customers announced their intention to cease production operations in Brazil in 2021 as part of their restructuring actions. As such, we have accelerated depreciation on certain property, plant and equipment beginning in the first quarter of 2021. In the first six months of 2020, we accelerated depreciation for certain assets that were idled as a result of our largest customer exiting their operations in Thailand, which they announced in the first quarter of 2020.

(d)    We define free cash flow to be net cash provided by operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs and cash payments related to the Malvern fire, including payments for capital expenditures, net of recoveries. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow and Adjusted free cash flow are also key metrics used in our calculation of incentive compensation. Other companies may calculate free cash flow and Adjusted free cash flow differently.